Exhibit 10.26

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT is made as of the 28th day of August, 2018, by and between CEDAR BROOK EAST CORPORATE CENTER, LP, a New Jersey limited partnership, whose address is 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter referred to as "Landlord"); and ONCOBIOLOGICS, INC., a Delaware corporation, whose address is 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter referred to as "Tenant").

RECITALS:

A.            Landlord and Tenant have entered into that certain Lease for certain real property and improvements located at 9 Cedar Brook Drive, Cranbury, New Jersey, constituting a portion of the office/industrial park known as Cedar Brook Corporate Center, dated August 31, 2015 (the "Lease")·

B.            Landlord and Tenant have agreed to terminate the Lease subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant hereby agree as follows:

1.           Recitals. The Recitals set forth above are incorporated and shall be deemed a part of this Agreement.

2.           Defined Terms. All defined terms not defined herein shall have the same meaning herein as set forth in the Lease.

3.           Termination. Landlord and Tenant agree that the Lease is hereby terminated as of September 1, 2018 ("Lease Termination Date") and, as of such date, Tenant shall have no further rights to occupancy or possession of the Demised Premises under the Lease and, except as expressly provided in this Agreement, each party hereby releases each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising out of the Lease from and after the Lease Termination Date. Except as expressly set forth herein, from and after the Lease Termination Date, neither Landlord nor Tenant shall have any further rights or obligations under the Lease. Landlord and Tenant shall execute a separate certificate (the “Lease Termination Certificate”, attached hereto and made a part hereof as Exhibit A) evidencing the termination of the Lease which shall be subject to the terms set forth herein.

4.           Representations. Landlord and Tenant each represent and warrant to the other that (i) Tenant has vacated the Demised Premises in full compliance with all the terms and provisions of the Lease, and (ii) each has the full power and authority to enter into this Agreement and to perform its obligations hereunder without the consent or approval of any other person or entity which has not already been obtained. Tenant represents and warrants that it has not assigned the Lease or sublet its interest in the Lease.

5.           Releases.

(a)       Effective as of the Lease Termination Date, Landlord does hereby remise, release and forever discharge Tenant, its successors and assigns, from all obligations and liability under the Lease except as expressly set forth in this Agreement and Landlord hereby agrees that, as of the Lease Termination Date, the Lease is hereby cancelled, null and void and of no further force or effect.

(b)       Effective as of the Lease Termination Date, Tenant does hereby remise, release and forever discharge Landlord, its successors and assigns, from all obligations and liability under the Lease, and Tenant hereby agrees that, as of the Lease Termination Date, the Lease is hereby cancelled, null and void and of no further force or effect.

The foregoing releases shall not affect the terms and provisions of this Agreement which shall remain in full force and effect in accordance with the terms set forth herein.

6.           Consideration Payable to Landlord for Lease Termination. In consideration of and as a condition to Landlord's agreement to terminate the Lease and all obligations thereunder other than as provided herein, Tenant shall, and covenants and agrees to, pay to Landlord: (i) upon execution of this Lease Termination Agreement, the sum of Two Hundred Eighty Seven Thousand Six Hundred Fifteen Dollars ($287,615.00), constituting the unamortized balance of the broker fee paid by the Landlord for the Lease, as indicated on Exhibit B attached hereto and made a part hereof, (ii) on a monthly basis, commencing on September 1, 2018 and on the first day of each of the twenty-nine (29) months thereafter, the sum of Fifty Thousand Dollars ($50,000) (the "Monthly Lease Termination Payments") and, together with the thirtieth (30th) Monthly Lease Termination Payment, and, in any event, on or before February 1, 2021, the sum of Four Million Dollars ($4,000,000.00) (the "Final Lease Termination Payment"). Landlord and Tenant agree that the amount of the security deposit held by the Landlord under the Lease is One Hundred Seventy Four Thousand Two Hundred Fifty Dollars ($174,250.00), and that such amount shall be retained by the Landlord as payment of the seventh, eighth and ninth Monthly Lease Termination Payments and partial payment of the tenth Monthly Lease Termination Payment (leaving a balance of $25,750). Notwithstanding the foregoing, Tenant shall have the right, at any time, to pay the Final Lease Termination Payment, whereupon Tenant's obligation to make any further Monthly Lease Termination Payments shall terminate. All payments hereunder shall be paid to Landlord by wire transfer of immediately available funds in accordance with Landlord's wire transfer instructions. There shall be no further payments or adjustments between the parties. In the event Tenant shall fail to pay any Monthly Lease Termination Payment, or the Final Lease Termination Payment, within ten (10) days of receiving notice from Landlord of such failure to make any such payment when due, Landlord shall have the right, in addition to all other rights available at law or in equity for such breach, to accelerate the remaining balance of payments hereunder, whereupon the same shall immediately become due and payable in full.

7.           No Subsequent Adjustments. Landlord and Tenant acknowledge that Tenant's payment of the Monthly Lease Termination Payments and the Final Lease Termination Fee shall be made without offset or claim and the same shall satisfy all of Tenant's obligations to pay Fixed Annual Rent, Additional Rent and all other charges accrued and outstanding for the period up to and including the Expiration Date.

8.           Captions. The captions preceding the various paragraphs of this Agreement have been inserted solely for convenience of reference and shall not be used in construing this Agreement.

9.           Choice of Law. This Agreement shall be governed by the laws of the State of New Jersey.

10.         Successors and Assigns. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns, and may not be altered, amended, terminated or modified except by written instrument executed by the parties hereto.

11.        Counterparts. This Agreement may be executed in several counterparts, which shall constitute one and the same instrument. Execution of this Agreement by PDF or facsimile shall bind the parties.

12.        Construction. This Termination Agreement has been drafted by Landlord as a matter of convenience and shall not, on such account, be interpreted against or for either party, it being understood that each of the parties has had an opportunity to submit revisions to the text hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF the parties have hereunto set their hands and seal the day and year first above written.

Cedar Brook East Corporate Center, LP, Landlord

By:	/s/ Joe Stern
Name: Joe Stern
Title:

OncoBiologics, Inc., Tenant

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: President and CEO

EXHIBIT A

LEASE TERMINATION CERTIFICATE

THIS LEASE TERMINATION CERTIFICATE is made as of the 28th day of August, 2018, by and between CEDAR BROOK EAST CORPORATE CENTER, LP, a New Jersey limited partnership, whose address is 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter referred to as "Landlord"); and ONCOBIOLOGICS, INC., a Delaware corporation, whose address is 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter referred to as "Tenant").

Landlord and Tenant have entered into that certain Lease for certain real property and improvements located at 9 Cedar Brook Drive, Cranbury, New Jersey, (the “Demised Premises”) constituting a portion of the office/industrial park known as Cedar Brook Corporate Center, dated August 31, 2015 (the "Lease")·

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, pursuant to the Lease Termination Agreement executed simultaneously herewith, the Lease is hereby terminated as of September 1, 2018 (the “Lease Termination Date”) and, as of such date, Tenant shall have no further rights to occupancy or possession of the Demised Premises under the Lease and, except as provided in the Lease Termination Agreement, the parties to the Lease release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising out of the Lease from and after the Lease Termination Date.

This Certificate may be executed in several PDF counterparts, which shall constitute one and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF the parties have hereunto set their hands and seal the day and year first above written.

Cedar Brook East Corporate Center, LP, Landlord

By:	/s/ Joe Stern
Name: Joe Stern
Title:

OncoBiologics, Inc., Tenant

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: President and CEO

EXHIBIT B

UNAMORTIZED COMMISSION FROM 9/1/2018

9/1/18-2/28/21
30 months’ rent: month is	$58,083.33
Rent for 30 months:	$1,742,500
3/1/21-2/28/26
60 months’ rent: per month is	$66,830
Rent for 60 months:	$4,009,800
Total rent:	$5,752,300
Commission at 5%	$287,615.00